UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (or Date of Earliest Event Reported): January 18, 2021

HCI Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	001-34126	20-5961396
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5300 West Cypress Street, Suite 100

Tampa, Florida 33607

(Address of Principal Executive Offices)

(813) 405-3600

(Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HCI	NYSE

Item 1.01 Entry into a Material Definitive Agreement

On January 18, 2021, we entered into a Renewal Rights Agreement with United Insurance Holding Corp. and certain of its affiliates, including United Property & Casualty Insurance Company, to transition all of United’s personal lines insurance business in the states of Connecticut, New Jersey, Massachusetts and Rhode Island to HCI. The business to be transitioned represents approximately $124.9 million of annual premiums.

Under the agreement, we agreed to provide 69.5% quota share reinsurance on all of United’s in-force, new and renewal policies in the four states from December 31, 2020 through May 31, 2021. In exchange, we will pay United an allowance of $4.4 million towards already purchased catastrophe reinsurance and a provisional ceding commission of 25% of premium. That percentage could increase up to 31.5% depending on the direct loss ratio results for the reinsured business.

As part of the transaction, we issued to United 100,000 shares of HCI common stock. We also agreed to pay United a cash payment of up to $3.1 million depending on the amount of premium transitioned to us. Consummation of the transactions contemplated by the renewal rights agreement is subject to regulatory approvals in the four states.

Our corresponding press release appears as Exhibit 99.1 to this form 8-K.

Item 9.01	Exhibits.

Exhibit 99.1   Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: January 21, 2021.

HCI GROUP, INC.

BY:	/s/ James Mark Harmsworth
Name: James Mark Harmsworth Title: Chief Financial Officer

A signed original of this Form 8-K has been provided to HCI Group, Inc. and will be retained by HCI Group, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.